As filed with the Securities and Exchange Commission on November 20, 2015

Registration Statement No. 333-199151

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Yodlee, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	33-0843318 (I.R.S. Employer Identification No.)

35 East Wacker Drive, Suite 2400, Chicago, Illinois	60601
(Address of Principal Executive Offices)	(Zip Code)

2014 Equity Incentive Plan

2014 Employee Stock Purchase Plan

2009 Equity Incentive Plan

2001 Stock Plan

1999 Stock Plan

(Full Titles of the Plans)

Shelly O’Brien

Corporate Secretary

35 East Wacker Drive, Suite 2400

Chicago, Illinois 60601

(Name and Address of Agent For Service)

(312) 827-2800

(Telephone Number, Including Area Code, Of Agent For Service)

Copies to:

Edward S. Best

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606

(312) 782-0600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer ☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 is an amendment to the Registration Statement on Form S-8 (Reg. No. 333-199151) (the “Registration Statement”) of Yodlee, Inc. (the “Company”).  Effective as of November 19, 2015 (the “Effective Time”), pursuant to the Agreement and Plan of Merger, dated as of August 10, 2015, among the Company, Envestnet, Inc. (“Envestnet”) and Yale Merger Corp. (“Merger Sub”), Merger Sub merged with and into the Company with the Company surviving as a wholly owned subsidiary of Envestnet (the “Merger”).  As a result of the Merger, the offerings under the Registration Statement have been terminated. In accordance with the undertakings made by the Company to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offerings, the Company hereby removes from registration all securities registered under the Registration Statement that remained unsold as of the Effective Time.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, and the State of Illinois, on November 20, 2015. The following person is signing this Post-Effective Amendment on behalf of the registrant in reliance upon Rule 478 under the Securities Act.

YODLEE, INC.

By:	/s/ Shelly O’Brien

Shelly O’Brien

Corporate Secretary

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